FOR IMMEDIATE RELEASE
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JETBLUE AIRWAYS REPORTS OCTOBER TRAFFIC

NEW YORK (November 15, 2012) -- JetBlue Airways Corporation [NASDAQ: JBLU] reported its preliminary traffic results for October 2012. Traffic in October increased 1.0 percent from October 2011, as capacity remained relatively flat.
Load factor for October 2012 was 84.3 percent, an increase of 0.8 points from October 2011. JetBlue's preliminary completion factor was 92.9 percent and its on-time (1) performance was 74.1 percent.
As a result of Hurricane Sandy, JetBlue cancelled approximately 1,700 flights over a five day period. “Despite the devastation caused by the storm, our crewmembers rose to the challenge and came to the aid of one another and our customers,” said Dave Barger, JetBlue's President and Chief Executive Officer. “I am grateful for the dedication of our crewmembers in getting our airline back to normal operations and taking care of our customers.”
Given JetBlue's significant presence in the Northeast, JetBlue estimates Hurricane Sandy reduced October passenger revenue by approximately $20 million. JetBlue's preliminary passenger revenue per available seat mile (PRASM) for the month of October increased two percent year over year, which includes a benefit of approximately two points due to Hurricane Sandy.
November passenger revenue is expected to be reduced by approximately $20 to $25 million primarily due to slow demand recovery in the wake of the storm. For the month of November, PRASM is expected to decrease between three and four percent year over year.

JetBlue estimates Hurricane Sandy will reduce operating income in October and November by approximately $25 to $30 million.

JETBLUE AIRWAYS TRAFFIC RESULTS

	October 2012	October 2011	% Change
Revenue passenger miles (000)	2,537,638	2,512,408	1%
Available seat miles (000)	3,009,516	3,010,427
Load factor	84.3%	83.5%	0.8 pts.
Revenue passengers	2,195,781	2,160,384	1.6%
Departures	19,955	19,761	1%
Average stage length	1,081	1,087	(0.6)%
	Y-T-D 2012	Y-T-D 2011	% Change
Revenue passenger miles (000)	28,017,167	25,460,615	10%
Available seat miles (000)	33,210,956	30,817,760	7.8%
Load factor	84.4%	82.6%	1.8 pts.
Revenue passengers	24,133,593	21,837,385	10.5%
Departures	219,493	201,198	9.1%
Average stage length	1,084	1,091	(0.6)%
(1) The U.S. Department of Transportation considers on-time arrivals to be those domestic flights arriving within 14 minutes of schedule.

JetBlue is New York's Hometown Airline ™ with other focus cities in Boston, Fort Lauderdale, Los Angeles, Orlando and San Juan. Known for its award-winning service and free TV as much as its low fares, JetBlue offers the most legroom in coach of any U.S. airline (based on average fleet-wide seat pitch) as well as super-spacious Even More Space seats. JetBlue is also America's first and only airline to offer its own Customer Bill of Rights, with meaningful and specific compensation for customers inconvenienced by service disruptions within JetBlue's control. Visit www.jetblue.com/promise for details. JetBlue serves 74 cities with 750 daily flights and plans to launch service to Providence, Rhode Island later this November. JetBlue also plans to launch service to Charleston, South Carolina and Albuquerque, New Mexico in early 2013. With JetBlue, all seats are assigned, all fares are one-way, and an overnight stay is never required. For information or reservations call 1-800-JETBLUE (1-800-538-2583), TTY/TDD 1-800-336-5530, or visit www.jetblue.com.
This press release contains statements of a forward-looking nature which represent our management's beliefs and assumptions concerning future events. When used in this document and in documents incorporated herein by reference, the words “expects,” “plans,” “anticipates,” “indicates,” “believes,” “forecast,” “guidance,” “outlook,” “may,” “will,” “should,” “seeks,” “targets” and similar expressions are intended to identify forward-looking statements. Forward-looking statements involve risks, uncertainties and assumptions, and are based on information currently available to us. Actual results may differ materially from those expressed in the forward-looking statements due to many factors, including, without limitation, our extremely competitive industry; volatility in financial and credit markets which could affect our ability to obtain debt and/or lease financing or to raise funds through debt or equity issuances; increases in fuel prices, maintenance costs and interest rates; our ability to implement our growth strategy, including the ability to operate reliably the EMBRAER 190 aircraft and our new terminal at JFK; our significant fixed obligations; our ability to attract and retain qualified personnel and maintain our culture as we grow; our reliance on high daily aircraft utilization; our dependence on the New York metropolitan market and the effect of increased congestion in this market; our reliance on automated systems and technology; our being subject to potential unionization; our reliance on a limited number of suppliers; changes in or additional government regulation; changes in our industry due to other airlines' financial condition; a continuance of the economic recessionary conditions in the U.S. or a further economic downturn leading to a continuing or accelerated decrease in demand for domestic and business air travel; and external geopolitical events and conditions. Further information concerning these and other factors is contained in the Company's Securities and Exchange Commission filings, including but not limited to, the Company's 2011 Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. We undertake no obligation to update any forward-looking statements to reflect events or circumstances that may arise after the date of this release.